EXHIBIT 23.2

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 of Stevia First Corp (formerly Legend Mining, Inc.), of our report dated July 12, 2011 on our audit of the financial statements of Stevia First Corp (formerly Legend Mining, Inc.) as of March 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and since inception on July 1, 2007 through March 31, 2011, which report appears or is incorporated by reference in the March 31, 2011 Annual Report on Form 10-K of Stevia First Corp (formerly Legend Mining, Inc.)

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 27, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351